Exhibit 15.1

Code of Ethics América Móvil

A message from our CEO:

At América Móvil, we base our work on our principles and values, conducting our operations and activities ethically and with integrity. This Code of Ethics defines guidelines and criteria for the performance of all our employees; it has been designed to guide all of us, from the top management to new hires, so that we can assess each action, whether in our personal lives or in the performance of our duties inside the Company and determine if it is correct or not.

Our employees are essential, and their day-to-day ethical work is key to the success of our Company, making sure that our actions comply with the law, all our internal policies and any other applicable internal or external standards.

We must comply with the principles and values of our Company, and have our commercial partners, suppliers, distributors and any third party with whom we hold a business relationship, comply with the guidelines contained in this Code; in addition, we shall immediately report, through the channels made available to register complaints, any event or action contrary to such principles and values.

Understanding and adopting our Company’s principles and values shows that we are committed to the future of the Company, the future of our society and of our families. I would like to invite you to read it carefully and keep it as a reference for your day-to-day activities.

Adopt this Code as a tool for your daily work activities, respect it, disseminate it and make sure that those around you do the same.

On behalf of América Móvil and our leadership, I thank you for your work and your trust.

Code of Ethics América Móvil
Contents

1.	Our Company	3
2.	Our Mission and Vision	3
2.1.	Mission	3
2.2.	Vision	3
3.	Our Strategy	3
4.	Values and Principles	3
5.	Why do we have a Code of Ethics?	4
6.	What is expected of me?	5
7.	Why should we comply with this Code?	6
8.	Who is responsible for the oversight of compliance with the Code of Ethics?	6
8.1.	América Móvil’s Ethics Committee	7
8.2.	Ethics Committee of Subsidiaries	7
8.3.	Transparency and Communication of Interests	7
9.	Respect for Human Rights and No Discrimination	7
10.	Workplace Security	9
11.	How to Treat Customers	10
12.	Personal Data	11
13.	Privacy of Communications	12
14.	Freedom of Speech	12
15.	Confidential Information	13
16.	Privileged Information and Transactions with Issued Securities	15
17.	Files and Records	16
18.	Computer Systems and Information Technology Security	17
19.	Effective Corruption Control	17
19.1.	Gifts, Entertainment Expenses and Hospitality	18
19.2.	Interaction with Civil Servants	19
19.3.	Donations	20
19.4.	Sponsorships	21
20.	Conflicts of Interest	21
21.	How to Treat our Suppliers	22
22.	Third-Party and Employee Due Diligence	23
23.	Anti-Money Laundering	24
24.	Economic Competition	25
25.	Use of Company Goods	26
26.	Financial Resources	27
27.	Political Activities	27
28.	Sustainability	27
29.	It is Everyone’s Responsibility	28
30.	Breach of Our Code of Ethics	29
31.	Our Duty to File Complaints	29
32.	Help us to improve this Code	30

Code of Ethics América Móvil
1.	Our Company

América Móvil and its subsidiaries (hereinafter “América Móvil”, the “Company” or the “Enterprise”), form a Company consistent with its values and principles. Thanks to these principles and values, millions of telecommunications users prefer us in the countries where we operate.

We have transformed our Company, from being a local provider of voice services to positioning ourselves as a provider of telecommunication and information technology services, including fixed and mobile telephony, high-speed broadband, cable TV services, data and content transmission, among others, as well as a wide range of innovative connectivity solutions to improve the life of our users.

Today, we are the leading communications Company in Latin America and one of the most important worldwide.

2.	Our Mission and Vision

2.1.	Mission

We provide the best service experience through the most advanced communications, information technology and digital content solutions to accelerate the development of the countries where we operate and promote equal opportunities among people.

2.2.	Vision

Strengthen ourselves as an agent of change by providing connectivity and high-tech services; preserving our leadership in the telecommunications industry and reaffirming our commitment to people to make a more prosperous world for all.

3.	Our Strategy

We invest in our networks and in state-of-the-art technology, to increase our capacity and coverage and offer to our customers innovative solutions and top-quality services. Thus, we strive to be more efficient, taking care of our environment and improving our users’ experience.

4.	Values and Principles

Our values and principles of entrepreneurial ethics are the traits that distinguish and orient us. We practice them on a daily basis, because they are a fundamental axis of our culture of excellence, productivity and leadership. These pillars of our corporate culture are:

Code of Ethics América Móvil
•
Customer Experience: We are committed to strengthening the relationship with our customers, who are the core of our business, promoting, listening and understanding their needs to provide solutions that generate the best service experience and their full satisfaction.

•
Innovation: We promote an environment of challenge and flexibility to change, we encourage continuous dialogue and the collective construction of new ideas and solutions that allow us to be better, taking risks consciously and considering mistakes as an opportunity to learn.

•
People / Human Development: We develop the potential and honor the dignity of people in a learning environment, where respect, collaboration, good performance, diversity, equality and inclusion are fundamental. We promote the growth of people through challenge, training, guidance and empowerment in decision making.

•
Sustainability: Our commitment is to be an agent of change that promotes inclusion, economic development and well-being in the region, always seeking the balance between the economic, social and environmental areas of our operations. Therefore, we are committed to improving in all aspects to benefit our employees, customers, suppliers, shareholders and other stakeholders.

•
Integrity: We fully comply with the laws, regulations and ethical principles that govern our activities. We are convinced that transparency and honesty generate security and trust, and we also value the congruence between what we say and what we do.

•
Efficiency: Maintaining austerity in times of prosperity, to maintain solidity in times of crisis. We also take care of our company's assets as if they were our own. We optimize our processes by controlling our costs and expenses, adhering to the highest quality standards of the industry.

•
Collaboration: We encourage the participation of all to actively contribute to the realization of our objectives, providing perspectives, as well as listening and valuing the ideas of others. We combine our talent, experience and skills to achieve better results.

5.	Why do we have a Code of Ethics?

Our Code of Ethics, along with applicable laws, agreements and good international practices, shall constitute the pillar of the Integrity and Compliance Program at América Móvil and its Subsidiaries. It represents the values of our Company, so it is to be applied in general by all our employees, executives, directors and related third parties.

The Code of Ethics defines the expected behavior among collaborators and representatives of América Móvil, as well as third parties related to our Company. Furthermore, the Code of Ethics describes the standard behavior we should have with the Company, with customers, and with the society in general.

Code of Ethics América Móvil
We know that it is impossible to anticipate all the situations that may come about during our daily tasks, so this Code of Ethics works as a guide to make the best ethical decisions in our work, and to know who can answer any questions we may have.

6.	What is expected of me?

It is very important for us that our shareholders, suppliers, distributors, commercial partners, or any person related to the Enterprise, know, assume and make their own the principles and values contained in this Code, and that they are put into practice in their day-to-day activities.

This Code establishes your responsibility as employee or partner of América Móvil to comply with applicable laws, act with integrity and honesty in all aspects, and be responsible for your actions.

Our success, and the opportunities for our Company to transcend, depend largely our compliance with the guidelines contained herein.

You are an important member of this entrepreneurial community and your support is essential to achieve the objectives that we have set.

You must understand the Code and comply with it. Thus, we ask you to do the following:

•	Read the Code carefully. Understand its scope and what is expected of you.

•	Comply with the principles of this Code at work and during all your activities. Make them yours, they are the basis for our philosophy and entrepreneurial culture.

•	Always behave ethically; be proud of your attitudes and actions. You must comply with all the principles and behaviors indicated herein.

•	Think always about your actions, and if in doubt, ask for advice.

•	Remember that senior management have a greater commitment, so they should be role models, displaying ethical leadership in fact and appearance.

If you become aware of, discover or suspect that an employee, supplier, contractor or third party related to the Company, behaves in an illegal, non-ethical way or in breach of the principles established in this Code, please visit our portal to submit a complaint at: denuncias.americamovil.com

Remember that we all have an obligation to protect our Company and its Subsidiaries from illegal or unethical behaviors, which may endanger us.

In this sense, failing to timely report any activities that are contrary to the laws, or this Code may lead to patrimonial or criminal damages to the Company, and you may even unintentionally become an accessory by covering up illegal or unethical activities.

Code of Ethics América Móvil
Remember that when you file a report, you create a virtuous circle of protection: by protecting yourself, correctly and institutionally, you also protect the Company, and by protecting the Company, you in turn protect yourself.

If you think it is necessary, you may file anonymous complaints. We assure you that at América Móvil and its Subsidiaries, we have adopted reasonable and justified measures to protect the confidentiality of every complaint and the respective complainant. We guarantee at all times that no retaliation will be taken against your for having filed a complaint.

For further information on the submission of complaints, we suggest you read the section: Our Duty to File Complaints at the end of this document, or send your questions to the e-mail address yocumplo@americamovil.com

Thank you very much for your cooperation, and for making yours these basic principles of professionalism and responsibility. We are sure that this Code will help us all to grow, both personally and professionally.

7.	Why should we comply with this Code?

Compliance with this Code affects the image and reputation of América Móvil and all those who work at our Company.

As part of an entrepreneurial community, we should all look after the image of our Enterprise, which may be seriously affected in its reputation if we fail to comply with these basic standards of ethics and conduct. This affects the image we project to the exterior and the trust a huge number of people have in us.

Furthermore, failing to comply with the principles stated herein may constitute a violation of applicable laws, and consequently, may lead to administrative, civil or criminal sanctions.

8.	Who is responsible for the oversight of compliance with the Code of Ethics?

The Compliance Officer of América Móvil is responsible for establishing the Integrity and Compliance Program, which includes proper and efficient policies and systems of control, surveillance and auditing, to constantly and periodically assess compliance with this Code of Ethics, as well as any laws, regulations and policies setting integrity standards across the organization.

The Audit and Corporate Practices Committee of the Board of Directors of América Móvil, through the Compliance Officer of América Móvil and Subsidiary’s Compliance Officer, are responsible for supervising, overseeing and, as applicable, auditing the due compliance of all provisions in this Code of Ethics, and periodically evaluating its effectiveness.

If you have any questions, you may write to the Compliance Officer of América Móvil at the following e-mail address yocumplo@americamovil.com

Code of Ethics América Móvil
See the full directory of the Compliance Officer of América Móvil and Subsidiary’s Compliance Officer in our Compliance Portal: www.complianceamx.com

8.1.	América Móvil’s Ethics Committee

This is a regulating body comprised of an interdisciplinary group of top management members from the headquarters offices of América Móvil.

The Ethics Committee is responsible for overseeing the handling of all complaints received through the Whistleblower Portal of América Móvil and any breach of our Code of Ethics identified in Company operations, as well as for establishing disciplinary sanctions for unethical conducts of our employees or third parties.

8.2.	Ethics Committee of Subsidiaries

Every Subsidiary has an Ethics Committee entrusted with the handling of local complaints, which reports to the Ethics Committee of América Móvil in accordance with the Operation of Ethics and Report Management Committees Protocol of América Móvil.

8.3.	Transparency and Communication of Interests

América Móvil, through its Integrity and Compliance Program, releases and implements mechanisms to ensure transparency in its operations, such as the Whistleblower Portal and the Conflict of Interest Policy, among others.

9.	Respect for Human Rights and No Discrimination

At América Móvil we treat every person with respect and dignity, and we have pledged to Protect and Respect Human Rights in general, and specifically, to observe the United Nations Guiding Principles on Business and Human Rights published by the Office of the High Commissioner for Human Rights, and if applicable, Remedy or repair any human rights abuses.

We operate in a globalized world, with different cultures and traditions. We are convinced that these differences enrich us, and we fully respect that diversity. Furthermore, we are convinced that those differences in our ways of thinking, beliefs or preferences allow us to develop a wider perspective and be more creative in problem-solving.

We promote diversity and inclusion, and therefore, at América Móvil:

•	We treat every person with dignity and professionalism, and we are firmly against labor exploitation.

•	We do not tolerate any kind of discrimination and we promote a culture of healthy interaction in the workplace, based on respect, teamwork and solidarity.

Code of Ethics América Móvil
•
We promote respect and inclusion in the workplace, without discrimination based on disability, ethnicity, religion, gender, marital status, pregnancy, nationality, sexual orientation, economic capacity, age or political opinion, among others.

•
We will not allow any kind of harassment, intimidation, derision, threats, ridicule or other attitudes involving physical or psychological violence that insult the dignity of our employees, causes them discomfort or makes them feel harassed in any way.

•	We forbid the display in the workplace, by any means, of images or objects of a sexual nature or which promote hate, discrimination or stereotyping.

•	We promote equal opportunities between men and women, and we do not allow any type of gender violence or sexual or labor harassment.

•	Recruitment, promotions and all other labor benefits are based on the performance of those involved.

•	We are against child exploitation and adopt preventive measures, including verifying compliance with minimum age requirements established in applicable national laws.

We define child exploitation as any activity carried out by boys, girls or teenagers, paid or not, in breach of legal provisions, in hazardous or unhealthy conditions, or likely to have negative effects, immediately or in the future, on the child’s physical, mental, psychological or social development, or which may interfere with the child’s education.

If a minor is hired, we must ensure their rights and guarantees are respected through, and jointly with their parents, tutors or other persons responsible for their guardianship and custody.

•	We do not interfere with our employees’ free association and collective bargaining rights.

•
We make our best efforts to ensure that the principles that regulate our operations under this Code are known across our value chain, and we pledge to conduct actions so that our suppliers, distributors and other commercial partners agree to the commitments of behavior established in this Code in connection with their employees, including respect of Human Rights.

•	We promote a culture of responsible, clear and honest communications. In this way, we make sure that our customers receive truthful information.

•	We implement dissemination campaigns to promote awareness of the importance of respecting Human Rights, labor inclusion, diversity and gender equality.

Code of Ethics América Móvil
These are the basic principles of our Human Rights and workplace policy. If you identify improper behaviors, inconsistent with these principles, file a complaint in our portal at: denuncias.americamovil.com

Please read the full version of our Human Rights Policy with just one click:

América Móvil Portal	Compliance Portal

10.	Workplace Security

Security is one of our priorities. All our employees, suppliers and contractors must respect the Company’s standards of personal security, since the integrity and security of our employees or third parties may be at risk.

In this sense, América Móvil complies with the highest workplace security standards applicable. One of our goals as a Company is to have the lowest number of work-related incidents.

Thus, at América Móvil we pledge to:

•
Offer a safe work environment, with such training, equipment and tools as necessary to protect health and security, and to adopt all necessary measures to prevent or minimize workplace risks in our operations.

•	Promote a healthy and safe environment for our employees.

In this sense, consuming drugs or alcoholic beverages at work, or being at work under the influence of alcohol or any other substance, as well as to have, trade or transport them during working hours or using goods of the Company, is strictly forbidden.

•
Carrying any kind of fire weapon in the workplace, in corporate vehicles, or when representing the Company, except for those authorized for our security personnel, if applicable, to protect the employees and the goods of the Enterprise.

•	Comply with all civil security standards and provide training to employees on the measures to take in case of contingencies.

It is your responsibility to take care of yourself and take care of your colleagues to avoid risks at work. If you notice any situation that poses a risk to your security or constitutes a breach of the standards of occupational security, please file a complaint at: denuncias.americamovil.com

Code of Ethics América Móvil
Please read the full version of our Occupational Safety and Health Policy with just one click:

América Móvil Portal	Compliance Portal

11.	How to Treat Customers

We owe our existence to our customers. In order to keep customers’ loyalty and achieve our mission, it is essential to treat them with the utmost respect, attention and kindness. This involves, among other things:

•
Treating them fairly, always respecting Human Rights. Treating every person coming into our premises, whether commercial or administrative, without discrimination for any reason, such as, gender, age, social condition, disability, sexual preference, religion or political affiliation.

•	Offering services and products that efficiently and timely meet their needs; and being transparent regarding the terms and conditions of our contracts and services.

•	Providing appropriate, clear, reliable and timely information about the products and services that we offer, and those that each of them has purchased.

•	Answering their questions and solving general, administrative and technical problems with highly trained and customer-oriented personnel.

•	Providing the best possible quality to our customers, according to our processes and operational standards.

This series of factors that have a huge impact on the preference of our customers is translated into one single word: Quality.

Our success depends on our ability to develop and offer innovative and high-quality telecommunications products and services. Our customers are the judges of that; that is why we should never deceive, provide false information or condition a sale.

The rights of our customers are protected in the countries where we operate by consumer protection laws, which seek equality and legal security in the relationships between customers and suppliers.

Failures to meet our standards of customer service and attention or any undue commercial practices may, among other aspects, harm our reputation, lead to the intervention of the authorities, and cause us damages.

América Móvil does not tolerate any deviation from our standards of conduct and customer service.

Code of Ethics América Móvil
If you notice any situation that represents a breach to our standards in dealing with customers, file a complaint at: denuncias.americamovil.com

12.	Personal Data

At América Móvil, we safeguard and protect the personal data of our customers with the same care as our own. This information is used only for the purposes it is collected for.

In order to keep the integrity and confidentiality of personal data, we have cutting-edge storage and data processing systems, as well as several security processes, controls, and technical, physical and administrative measures.

Access to personal data is limited to those employees who need to know it to perform their duties.

We have pledged to protect and keep safe the personal data that both our customers and other stakeholders have entrusted us, complying with the laws, rules and regulations of the countries where we operate, and internal training on the following principles:

•	Integrity: We keep the personal data that we receive protected against any alteration, loss, theft, hacking, intervention or destruction, either accidentally or fraudulently.

•	Availability: We have procedures to ensure that the information of our users is available for them at all moments.

•	Confidentiality: Personal Data is only used by authorized personnel with a valid reason to do it.

We abide by currently valid laws on the privacy of personal data and telecommunications in the countries where we operate and provide services.

If you have any question with regard to the management of our customers’ personal data and/or the application of these guidelines, contact your line manager, and if you still cannot understand how to process personal information, contact privacidad@americamovil.comfor consultancy and assistance.

If you identify any default of our Privacy Policy, file a complaint at: denuncias.americamovil.com

Read the full version of our Privacy and Personal Data Protection Policy with just one click:

América Móvil Portal	Compliance Portal

Code of Ethics América Móvil
13.	Privacy of Communications

Privacy of communications is the fundamental principle for our industry and for América Móvil, not only because it is a legal requirement, but also because of its implications regarding the confidence that the people have placed on us.

Thus, interfering with the communications or transmissions of our customers; listening, manipulating, monitoring conversations, interfering in data transmission or disclosing their existence or contents, is strictly forbidden, except for such cases as specified in applicable laws, and according to any requirements established by enforcing authorities.

We shall refrain, too, from using any kind of information contained in the communications of our customers for personal gain or for the benefit of third parties.

If you identify or suspect a breach of Communications Privacy, file a complaint at: denuncias.americamovil.com

Read the full version of our Privacy and Personal Data Protection Policy with just one click:

América Móvil Portal	Compliance Portal

14.	Freedom of Speech

At América Móvil we provide telecommunication services through fixed and mobile telephony, and data services. Our network and infrastructure are there to serve our customers and users, who are entitled to:

•	Freely express their opinions and ideas.

•	Freely maintain communications with people, organizations or entities, without being subject to investigations or reviews.

•	Communicate contents and share information in our networks or through our services.

Accordingly, we do not restrict content or interfere with the freedom of our users to communicate or create content, except for cases provided by law, and according to the procedures established for such purposes by any enforcing authorities.

If you identify any breach of our principles of Freedom of Speech, file a complaint at: denuncias.americamovil.com

Code of Ethics América Móvil
Please read the full version of our Human Rights Policy with just one click:

América Móvil Portal	Compliance Portal

15.	Confidential Information

At América Móvil we pledge to refrain from disclosing Confidential Information.

In general, for purposes of our Company, Confidential Information means all the information we develop, generate and operate with sensitive information that gives our Company a competitive edge.

In addition, Confidential Information shall mean, among other things:

•	Financial and legal information;

•	Information about our products and services, including our current and future plans;

•	Market Information developed internally by the Enterprise;

•	Information obtained through our telecommunication networks;

•	Business information in general, including information related to our plans, programs and current and future expectations.

If you have any confidential information, it is important that, at least, you make sure to adopt the following safeguarding measures:

•	Store it in a safe place;

•	Do not leave photocopies or printouts of Confidential Information in common areas;

•	Do not talk about such information with colleagues who do not need to know it;

•	Do not leave your computer screen open with confidential information;

•	Never talk about this information with relatives or friends;

•	Do not talk about confidential information when making calls or having conversations in public places;

•	Do not share Confidential Information or discuss it with people (either internal or external to the Company) if you are not sure they have formal authorization to know it.

Code of Ethics América Móvil
Disclosing Confidential Information could provide undue business advantages to third parties, cause damages to our Company, and place at risk the privacy of communications from our customers and commercial partners and could even lead to specific liabilities for you.

Due to this, we must follow these rules:

•
Access to internal information is limited on a need-to-know basis. We should refrain from discussing any Confidential Information, even with our workmates, unless they require it to perform their duties and prior authorization from your line manager.

•
Disclosing Confidential Information to third persons is forbidden. In justified cases, you may provide Confidential Information to third parties prior authorization from a person or area appointed for such purpose by the Company, subject, in all cases, to the execution of confidentiality agreements or other protection measures, as well as those specified in applicable laws, rules or regulations.

•
If a government authority requests any information, notice thereof must be given to our Legal department, so that they can take any measures necessary to protect the respective information, and make sure that all applicable requirements are met.

•
If, as a result of our work, we receive confidential information from another person, including any competitor, customer, supplier or government authority, not addressed to the Company, we must respect and protect such confidentiality in accordance with the terms of the above-mentioned criteria, and whenever possible, return such information to the sender without reading the contents.

•
Employees must refrain from having confidential conversations of any kind in public places, as well as to avoid any undue release through media like the Internet, social media or mobile phones; always abiding by applicable provisions.

•
Sharing Confidential or privileged information to obtain, directly or indirectly, a profit or personal benefit, is strictly forbidden. Be careful when sending email messages, making sure you are transmitting information only to people authorized to receive it.

•
When your work relationship with the Company comes to an end due to any cause, you must delivery to your line manager all the documents and/or tools entrusted to you which contain Confidential Information.

The obligation of confidentiality regarding Enterprise information will continue after the termination of any contracts with employees or contractors.

If you notice or suspect there has been a breach of Confidential Information, visit our portal: denuncias.americamovil.com to file a complaint.

Code of Ethics América Móvil
Read the full version of our Privacy and Personal Data Protection Policy with just one click:

América Móvil Portal	Compliance Portal

16.	Privileged Information and Transactions with Issued Securities

Our Company is listed in stock exchanges, so we are subject to a series of specific rules regarding Privileged Information of the Enterprise and the obligation to refrain from sharing it.

As a general rule, you will not share any kind of Company information that has not been made public yet. Information is considered public when it has been released to the general public through a means of communication of América Móvil, such as the press or its website, among others.

Using or transferring privileged information to a third party, for your personal benefit or the benefit of a relative, friend or third party, is forbidden and is defined as an offense. For example, buying or selling shares (or having a friend or relative sell or buy shares) based on information that has not been made public. These laws are very strict, and they may lead to sanctions.

Even if you do not buy or sell shares based on information that has not been made public, there may be other restrictions, including times that must be observed to complete transactions with shares or other securities of América Móvil.

Please read our Control Policies applicable to transactions involving shares and other securities of the Enterprise.

If you notice any breach of privileged information and transactions with securities issued by the Company, visit our portal at: denuncias.americamovil.com and file a complaint.

Read the full version of our Privacy and Personal Data Protection Policy with just one click:

América Móvil Portal	Compliance Portal

Code of Ethics América Móvil
17.	Files and Records

All records, books and accounting files must be prepared with the utmost care and be correct, complete and reliable in all aspects.

Compliance with financial, legal and administrative obligations of our Company depends on these records, and thus, they must not be misleading or confusing.

All the files and records of the Company must be kept updated and to a reasonable level of detail, in such a way that they accurately reflect the origin and destination of all transactions and operations, including asset disposal.

It is our responsibility to keep accurate and complete accounting and financial files and records. Keeping accurate information helps foster the good reputation and credibility of the Company, so we make sure that we comply with our legal and regulatory obligations.

For such purpose, we pledge to:

•	Never forge a document.

•	Refrain from distorting the true nature of a transaction.

•	Refrain from being involved or helping other person in any tax evasion efforts or breach of the law.

•	Refrain from keeping any account out of the books to make it easier to hide undue payments.

•	All employees must keep books, documents and records in compliance with applicable laws and policies and procedures established by the Company for such purposes.

If you notice or suspect any breach of company rules in the management of files an records, visit our portal: denuncias.americamovil.com to file a complaint.

Read the full version of our Anti-Corruption Policy with just one click:

América Móvil Portal	Compliance Portal

Code of Ethics América Móvil
18.	Computer Systems and Information Technology Security

Computer systems are essential for the daily operation of América Móvil. The Company is the sole party authorized to install programs and software in Company’s systems and devices. Copying, taking possession of, or unduly using corporate software, as well as installing any external program to the enterprise, is forbidden.

The Company has installed security systems to protect its networks, computer systems and electronic information. Each of us is responsible, individually, for securing computer systems and all information stored in them, as well as for being aware of and respecting the specific policies and guidelines that govern their use.

Using personal email accounts or other platforms external to the Company to manage Enterprise information or any information related to their company duties is forbidden, since such information may be at risk if appropriate safety measures for its protection and safeguarding are not in place.

If you identify or suspect any breach of Computer Systems and Information Technology Security principles, visit our portal: denuncias.americamovil.com to file a complaint.

19.	Effective Corruption Control

América Móvil is firmly committed to fighting corruption and is determined to comply with the provisions of the Mexican National Anti-Corruption System; the General Administrative Liabilities Law; the Foreign Corrupt Practices Act or “FCPA” (the American anti-corruption law); local and international anti-corruption laws, and international treaties on the subject.

Accordingly, the Company, through the Compliance Officer, has developed and Integrity and Compliance Program, which includes, among other things, this Code of Ethics and the Anti- corruption Policy, to prevent and fight Corruption acts.

Any violation of the Code of Ethics, internal policies, or applicable anti-corruption laws, rules and regulations, irrespective of the country where it takes place, may give rise to civil and criminal sanctions ranging from fines to imprisonment being imposed on individuals and the Company.

In the public sector, corruption means the abuse of power for personal gain or for the benefit of the Company. When interacting with Civil Servants or Government Entities, it is known as Public Corruption. In the private sector, this means actions or failures to act with the purpose of getting some kind of unduly benefit for the Company, personal gains or advantages to a Third Party, and is known as Private Corruption.

At América Móvil, directly or indirectly giving or receiving bribes, offering or requesting a bribe, or aiding or authorizing the payment or reception of a bribe, is forbidden. Bribes may include payments to have an undue advantage or influence a decision (like getting a tax rate lower than the one provided by law.)

Code of Ethics América Móvil
Bribes may be paid in cash, securities, personal or real property, donations, jobs, gifts, access to entertainment and hospitality, travels, loans, payment of fees, vacations, job offers, personal services or any other thing of value.

19.1.	Gifts, Entertainment Expenses and Hospitality

Giving or receiving gifts, meals, or access to entertainment or hospitality may be acceptable as long as there is no expectation that the person who received the benefit will give something in exchange for that courtesy, and it is not contrary to specific legal entrepreneurial purposes.

These tokens of appreciation must be previously reported and authorized by your line manager or by the Compliance Officer, if a civil servant is involved, and they must be reasonable under the circumstances, not excessive and infrequent.

No gifts, expenses or access to entertainment with the purpose of influencing decision- making or which may affect business relationships of América Móvil will be accepted.

Every gift must be given and received honestly and transparently. Giving or receiving gifts, access to entertainment or hospitality to or from civil servants, either directly or through intermediaries such as distributors, suppliers, consultants, third parties or travel agents, is forbidden.

A good criterion to know if you should give or accept a gift, or give or receive some token of appreciation, is asking how this would look in the eyes of a person without connections to the Company or on the front page of a newspaper.

It is worth mentioning that gifts, meals or other type of payments from or to civil servants involve a higher risk, and they may be forbidden or limited by local laws. For purposes of this Code of Ethics, all employees of government companies are deemed civil servants.

For further information about gifts and access to entertainment and hospitality, read the Gifts, Entertainment and Hospitality Policy with just one click:

América Móvil Portal	Compliance Portal

If in doubt as to whether to accept or give a gift, meal, access to entertainment and hospitality, and specifically if it is for a civil servant, you must ask the Compliance Officer. Write to yocumplo@americamovil.com

Further, if you notice or suspect any breach to the Gifts, Entertainment and Hospitality Policy of América Móvil, file a complaint in our portal: denuncias.americamovil.com

Code of Ethics América Móvil
19.2.	Interaction with Civil Servants

Due to the nature of our business, sometimes it is necessary to interact with civil servants. Transactions with the government are governed by specific laws and differ from doing business with individuals.

Do not offer anything to a civil servant, either directly or indirectly, in exchange for receiving favorable treatment.

Any licenses, permits or paperwork before Government agencies for the operation of the Company must be obtained or submitted in accordance with the Anti-corruption Policy of América Móvil.

The Company shall refrain from participating directly or indirectly in any bid or tender in which there are signs of corruption, timely and transparently fulfilling information requests and observations made by the authorities.

We will also refrain, when acting on behalf of América Móvil, from:

•
Executing agreements with distributors, representatives, consultants, commercial partners, agents, intermediaries, customers, contractors, lobbyists, consultants or suppliers which may pose a risk of bribe or corruption. In other words, we should not negotiate with or make payments to third parties if there is any sign that those people may be involved in any bribe or act of corruption.

•	Making payments for gifts, access to entertainment or hospitality to public officials or their relatives.

•	Making “facilitation payments”, that is smaller payments or fees to obtain a government service we are entitled to, such as the issuance of a visa.

•	Making donations or payments to causes or political parties from Company resources, or on behalf of América Móvil. Personal Donations are permitted in accordance with applicable local laws.

América Móvil also forbids any unethical behavior such as fraud, deception, extortion, collusion, use of false information, embezzlement or money laundering, terrorism financing, among others. These actions constitute crimes, even if they involve civil servants.

Finally, América Móvil forbids any attempt to help or hide corruption acts, irrespective of the benefit obtained for yourself, the Company or Third Parties.

In order to fight corruption, at América Móvil we pledge to:

•	Abide by the anti-corruption laws of all the countries where we operate or which are applicable to us.

•	Comply with all laws and financial reporting standards applicable to the Company.

Code of Ethics América Móvil
•
Complete all negotiations, purchases and financial transactions according to our internal procedures, and keep for the appropriate period the corresponding records, for review in the event an audit is conducted.

•	Make sure that any payments we make, or are made on our behalf, are exclusively payments for goods or services truly provided to our enterprise.

•	Adopt internal controls and file complaints as necessary, before the corresponding authorities, if any employee or third party commits an act of corruption.

•	Promote practices to effectively control corruption across the value chain, provide training to our personnel on preventive measures, and organize dissemination campaigns.

If a relationship with a civil servant leads to questions regarding the appropriateness of certain actions, please ask the Compliance Officer at yocumplo@americamovil.com

If you identify or suspect a breach of our Anti-corruption Policy, file a complaint in our portal: denuncias.americamovil.com

Read the full version of our Anti-Corruption Policy with just one click:

América Móvil Portal	Compliance Portal

Remember that it is your responsibility to file a complaint if you notice any suspicious activity, or you may be accessory to an act of corruption, and this could have consequences for you.

19.3.	Donations

At América Móvil we are committed to improving the communities and environment around us, and donations are the way in which we collaborate; however, they may also pose a risk to the Company, so all donations, in cash and in kind, must be granted with a legitimate purpose and for the correct reasons.

For additional information, read the Donations Policy of América Móvil.

If you identify or suspect a breach of our Donation Policy, file a complaint in our portal: denuncias.americamovil.com

Read the full version of our Donations Policy with just one click:

América Móvil Portal	Compliance Portal

Code of Ethics América Móvil
19.4.	Sponsorships

Sponsorships may pose a real or perceived risk of corruption, so they must be granted with a legitimate and reasonable purpose.

Any Sponsorships América Móvil offers in partnership with institutions, associations or organizations must be aligned with the values and principles of the Company, and furthermore, must guarantee that the resources are not used for inappropriate or illegal purposes, and comply with the Sponsorship Policy.

If you identify or suspect a breach of our Sponsorship Policy, file a complaint in our portal: denuncias.americamovil.com

Read the full version of our Sponsorship Policy with just one click:

América Móvil Portal	Compliance Portal

20.	Conflicts of Interest

This kind of conflicts come about when the interests of an employee or a third party are inconsistent or interfere with the interests of the Company.

Conflicts of interest are a form of Corruption that consist of an action that may be unduly influenced by some personal, family or third-party interest.

There is a conflict of interest when an employee or third party makes decisions or takes action based on its own benefit (often economic or personal), as opposed to the responsibility to act for the benefit of the Company when representing it. A good criterion that may be used to know if you have a conflict of interest or not is to imagine yourself explaining your actions to a friend, colleague or to the press, and asking yourself if you would feel comfortable.

When we act on behalf of América Móvil, the interest of our Enterprise should always come before our personal interest. And this means that we do not allow our own interests, the interests of our family or other relationships, to influence the decisions we make ion behalf of our Company.

Conflicts of interest may affect our opinion, affect the reputation and image of América Móvil and expose it to possible risks, so we should avoid conflicts of interest, either real of those that may be interpreted as such, on issues related to hiring, promotions or any other negotiation with the Company or our deals with other interests of business out of the Enterprise.

Code of Ethics América Móvil
Likewise, we should not accept gifts, favors or access to entertainment or hospitality that may influence our decisions or affect the Company’s business relationships.

Many employees have relatives or people close to them who are employees, customers or suppliers. Family, personal and/or friendship ties shall not be considered when assigning job positions or selecting a supplier, as this may lead to real or potential favoritism, as well as a lack of objectivity for such assignments, and so, all assignments of this kind in the Company are forbidden. It is important to remember that labor decisions must be based on qualifications, performance, skills, efficiency and experience.

The Company does not encourage the secondary employment of its employees or any other activity or action outside of the business, like opening a new business where they are owners, directors, consultants, officials or executives of any other own business or third- party business.

Any employee, due to its nature, shall not interfere with the interests or reputation of the company or affect the Company negatively in terms of competition.

Employees shall not be employees, provide any other services or receive payments, from any customer, supplier or competitor of the Company.

Any conflict of interest must be reported by the person or persons involved to the Compliance Officer using the Declaration of Conflict of Interest format attached to the Conflict of Interest Policy of América Móvil.

If you notice or suspect a breach to our Conflict of Interest Policy, file a complaint in our portal: denuncias.americamovil.com

Read the full version of our Conflict of Interest Policy with just one click:

América Móvil Portal	Compliance Portal

21.	How to Treat our Suppliers

As specified in the previous section, your personal relations, if any, with new suppliers and commercial partners, should not create conflicts of interest, affect your objectivity or give the appearance of an undue behavior; therefore, in such cases, you must refrain from making decisions that could be influenced by such relation.

These risks arise particularly when business relationships are established on behalf of América Móvil with relatives, friends or third parties, or when we receive or give a gift, meal or other payment to or from a supplier, mainly when related to a government company.

Code of Ethics América Móvil
Any conflict of interest must be reported using the Declaration of Conflict of Interest format attached to the Conflict of Interest Policy.

We must maintain a professional relationship with our suppliers and commercial partners to ensure we observe the values and principles established in this Code of Ethics and make our best efforts to have our suppliers promote and follow these principles.

We must select our suppliers based on the merits, costs and efficiency of their products and services; our needs must be clearly and accurately communicated to current or potential suppliers; and we must make sure that we receive appropriate value for the price paid.

All interactions with our suppliers must observe the established procedures, which include legal and registration obligations.

For purposes of the selection and hiring of suppliers and third parties providing goods or services to the Company, we shall follow the guidelines established in the Procurement Policy and the Third-Party Due Diligence Protocol.

If you notice or suspect any breach to our Procurement Policy, or to the Third-Party Due Diligence Protocol, file a complaint in our portal: denuncias.americamovil.com

Read the full version of our Procurement Policy with just one click:

América Móvil Portal	Compliance Portal

Read the full version of our Third-Party Due Diligence Protocol with just one click:

América Móvil Portal	Compliance Portal

22.	Third-Party and Employee Due Diligence

The Human Resources department, along with the Compliance Officer, are responsible for establishing the policies, procedures and protocols to prevent the recruitment of people who may generate a risk of Corruption and affect the integrity of the Company.

América Móvil has a Due Diligence Protocol for Employees, to assess, manage and monitor potential and current Employees of the Company, in order to identify anti-corruption Red Flags.

Code of Ethics América Móvil
The Compliance Officer is responsible for establishing the policies, procedures and protocols to prevent and manage the onboarding of high-risk third parties through: (distributors, suppliers, agents, commercial partners, etc.) allowing:

•	To assess the experience, soundness or financial sustainability of third parties;

•	The identification of final beneficiaries;

•	The identification of any relationships and contacts between the entities, individuals and final beneficiaries with Government entities and officials;

•	To monitor and identify the history of sanctions and litigation of any such third party and associated individuals;

•
An analysis of the third party’s track record of ethical behavior, through reports in the event of Corruption-related crimes, financial crimes or unethical conduct or corporate and ethical malpractice.

To engage any third party to provide goods or services to the Company, you must follow the guidelines established in the Third-Party Due Diligence Protocol and the Procurement Policy of América Móvil.

If you notice or suspect a breach to our Procurement Policy or the Third-Party Due Diligence Protocol, file a complaint in our portal: denuncias.americamovil.com

Read the full version of our Procurement Policy with just one click:

América Móvil Portal	Compliance Portal

Read the full version of our Third-Party Due Diligence Protocol with just one click:

América Móvil Portal	Compliance Portal

23.	Anti-Money Laundering

At América Móvil we abide by the laws that prohibit money laundering or terrorist financing. Employees must be aware of and comply with these provisions in order to prevent that, the services offered by the Company, are used to conceal or disguise the origin of illegal resources.

Code of Ethics América Móvil
In view of the vulnerable business of the Company, the employees must be always alert to any situations that may represent the reception of resources of illegal origin.

If you identify or suspect a breach of our Anti-Money Laundering Policy, file a complaint in our portal: denuncias.americamovil.com

Read the full version of our Anti-Money Laundering Policy with just one click:

América Móvil Portal	Compliance Portal

24.	Economic Competition

At América Móvil we recognize that markets subject to dynamic and efficient processes of economic competition and free concurrence, on the one hand generate economic development and a healthy economy in the countries where such companies are established, and on the other hand, strengthen the internal efficiency of all economic agents that follow this model.

Accordingly, we are convinced that we must always compete based on the price and/or merit of our products and services, as well as our ability to provide them in an innovative and efficient fashion. Thus, we agree to refrain from any acts of collusion with competitors, and from adopting or being subject to any commercial practice that illegally restricts economic competition in the markets where our Company participates.

At the same time, we understand that some businesses of América Móvil and its Subsidiaries, due to their nature, are regulated by laws, rules, ordinances and regulations on economic competition in each of the countries where we operate. That is why we must understand such legal provisions, and we are firmly committed to complying with them, observing their legal and economic nature.

On the other hand, we are determined to avoid anything that may reasonably appear to be a forbidden conduct in the actions we perform, since any violation to economic competition laws could have serious consequences for the Enterprise.

In this sense, we will not discuss any topic with a competitor if such communication can or can be interpreted as affecting free competition, except when allowed by the law, and in compliance with all legal requirements established for such purpose.

Please contact our Legal department before exchanging information, discussing commercial topics, negotiating or entering agreements with a competitor.

Code of Ethics América Móvil
You can explore the tools available from the International Chamber of Commerce, or “ICC” to comply with economic competition standards1; and the “Guía para el Intercambio de Información entre Agentes Económicos” [Guide for the Exchange of Information between Economic Agents] and “Recomendaciones para Diseñar e Implementar un Programa de Cumplimiento Efectivo” [Recommendations to Design and Implement an Effective Compliance Program] on matters of economic competition, both issued by the Federal Economic Competition Commission2.

If you notice or suspect a breach to our principles of Competition, go to our portal: denuncias.americamovil.com and file a complaint.

25.	Use of Company Goods

We should take care of and use efficiently all the tangible and intangible goods of our Company, since they are necessary to perform our activities and operations. Among others, we can mention the following:

•	Personal and real property;

•	Tools, raw materials, vehicles, inventories, consumables, devices and telephone exchanges;

•	Networks and telecommunications equipment and their components;

•	Computer equipment and applications such as email and voice mail systems;

•	Software developed internally or licensed by third parties;

•	Financial resources, investments;

•	Concessions and other authorizations to operate telecommunication networks;

•	Industrial and intellectual property rights;

•	Information on products and services, and financial and business information.

We should reasonably use Company goods to perform our work, and not for personal benefit or for any unauthorized objective.

In addition, we must protect the Company’s resources, comply with all procedures related to the operation and security of such goods to prevent them from being damaged, lost, stolen or wasted.

1 © International Chamber of Commerce (ICC), 2015.
2 DR Comisión Federal de Competencia Económica (Federal Economic Competition Commission), 2015.

Code of Ethics América Móvil
It is strictly forbidden to use the Company's goods to carry out actions contrary to the law and/or that may constitute a crime, including but not limited to: personal data breach, cybercrime, human trafficking, child pornography, among others.

26.	Financial Resources

Any person having control over the financial resources of the Company, including cash, cash equivalents, securities, negotiable instruments or credit cards, is personally responsible for their custody, administration and use in the operation of América Móvil.

We should also make sure that the Company’s income and expenditure are duly documented, in accordance with applicable laws.

27.	Political Activities

América Móvil has no ideological, political or partisan affiliation, but respects the right of its employees to be fully engaged in non-profit professional associations and civil organizations promoting the legal and responsible exercise of their political rights.

Employees are free to exercise their political rights without any pressure, directly or indirectly, to favor a specific party or person.

However, for the Company to comply with applicable legal provisions, the participation of our employees in political and/or election processes must be strictly personal, never during working times and without any express or implicit reference to América Móvil, and under no circumstances shall financial resources or other goods of the Enterprise be used.

Furthermore, some laws we are subject to contain provisions that forbid donations, contributions or other payments, either by cash or in kind, by América Móvil and its employees to political parties, employees of political parties and candidates to elected office, including in other countries. Therefore, the financial resources of our Company will not be used to support any candidate to political office.

If you identify or suspect a breach of the above-mentioned principles, file a complaint in our portal: denuncias.americamovil.com

28.	Sustainability

Sustainability for América Móvil means ensuring a balance between the economic, social and environmental spheres, in such a way that the company can continuously have a positive impact in the communities where we operate and their environment, and thus confirm our commitment to be an agent of change, promoting inclusion, economic growth and well-being.

Code of Ethics América Móvil
In this sense, the goal of our Intelligent Sustainability Strategy is to make of the Company and its subsidiaries catalyzers of development and quality-of-life improvement for the people, through digital connectivity, road awareness, preservation actions and care for the environment, among others.

Furthermore, we work continuously to keep our operations aligned to the best national and international standards, including the Ten Principles of the UN Global Compact, the Women’s Empowerment Principles, and the Sustainable Development Goals established by the United Nations.

Every action that may endanger the sustainability of América Móvil must be reported to: denuncias.americamovil.com

For further information about the different sustainability initiatives, and if you have any questions, read our annual report at sustainability.americamovil.com/reports/ or contact us at contacto-rse@americamovil.com

If you identify any breach or our principles of sustainability, file a complaint in our portal: denuncias.americamovil.com

29.	It is Everyone’s Responsibility

Our Code of Ethics confirms the commitment of América Móvil to attain the highest standards in labor conduct and business practices. However, ultimately, each person is responsible for his/her own actions.

No Code of Ethics can cover provisions for all possible situations or include all the standards applicable to each concrete case. Thus, the contents of this Code of Ethics must be considered together with applicable laws, rules, regulations, policies, guidelines, practices, instructions and procedures, both for América Móvil and locally in each of our countries.

As a global company, América Móvil must comply with the laws of all the countries in which it operates. Therefore, to the extent of the Company’s responsibilities, we all have an obligation to be aware of and comply with such applicable laws, rules and regulations.

Our actions should also support the spirit and intention of every Law we are subject to. In this sense, in any event of discrepancies between this Code of Ethics or any other guideline of América Móvil and local laws or regulations, we will always apply the highest standard of conduct.

If you think that a provision contained herein is in conflict with any local law or provision, or if you have a question regarding the application of our Code of Ethics, write to yocumplo@americamovil.com

Code of Ethics América Móvil
30.	Breach of Our Code of Ethics

Any breach of the Code of Ethics affects the image and reputation of América Móvil and all those who work at our Company.

Any breach of the Code of Ethics or the internal guidelines of América Móvil may lead to disciplinary measures, or even to administrative, civil or criminal sanctions, being imposed based on severity of the breach.

31.	Our Duty to File Complaints

All of us must report, directly through the Whistleblower Portal, any conduct in breach of this Code of Ethics or any applicable law, regulation, policy or internal procedure, and in general, any unethical conduct.

We should cooperate with any internal or external investigation and keep it confidential. Employees filing false or intentionally misleading complaints may be subject to disciplinary sanctions.

Remember that failing to report an ethical violation may have disciplinary consequences for you, since you may be covering up an unethical behavior or offense. Complaints can be made anonymously if complainants choose to do so. In this case, we recommended that some contact information should be provided for follow-up purposes during the investigation.

América Móvil will take all reasonable and justified measures to protect complainants, so that no retaliation is taken against them for their complaint. The Company will make its best efforts to protect the confidentiality of all complainants.

No provision of this Code of Ethics shall be deemed to prevent any person who feels affected by or has witnessed an illegal conduct from filing the corresponding complaint directly with the appropriate authorities. In such cases, our suggestion is that it should be reported to Legal and/or the Compliance Officer, so that they can cooperate with the authorities, if necessary.

Any and all complaints received through the Whistleblower Portal of América Móvil will be managed, handled and investigated by América Móvil’s Compliance Officer, who in turn, reports to a multidisciplinary group of officials of América Móvil that form the Ethics Committee.

For any complaint, the Whistleblower Portal is available at: denuncias.americamovil.com

Code of Ethics América Móvil
32.	Help us to improve this Code

This Code of Ethics establishes the minimum standards that our Company will adhere to.

We are aware that it is not possible to prevent or regulate all the possible situations, so we thank you in advance for any suggestion or comment that may help supplement and improve this Code sent to the email address yocumplo@americamovil.com

We at América Móvil know that your role in connection with the compliance of our Code of Ethics is vital for the development and success of our company. Thank you for reading thoroughly and taking the time to understand these provisions, and we hope you to put them into practice in your daily work.